Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS

BOHEMIA, N.Y. – October 12, 2007 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the fiscal fourth quarter and fiscal year ended September 30, 2007 by segment (amounts are rounded):

NET SALES

(Preliminary and Unaudited)

FOR THE FISCAL FOURTH QUARTER ENDED SEPTEMBER 30

($ In Millions)

	2007	2006	% Change

Wholesale/US Nutrition	$237	$217	9%

North American Retail	$57	$56	2%

European Retail	$155	$142	9%

Direct Response/E-Commerce	$47	$52	-10%

Total	$496	$468	6%

NET SALES

(Preliminary and Unaudited)

FOR THE FISCAL YEAR ENDED SEPTEMBER 30

($ In Millions)

	2007	2006	% Change

Wholesale/US Nutrition	$977	$885	10%

North American Retail	$223	$234	-5%

European Retail	$620	$565	10%

Direct Response/E-Commerce	$194	$196	-1%

Total	$2,015	$1,880	7%

European Retail net sales in local currency increased 1% for the fiscal fourth quarter and remained unchanged for the fiscal year 2007.   North American Retail same store sales increased 4% for the month of September, 5% for the fiscal fourth quarter and increased 1% for the fiscal year 2007.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.RexallSundown.com), Sundown® (www.RexallSundown.com), MET-Rx® (www.MetRX.com), WORLDWIDE Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Osteo Bi-Flex® (www.osteobiflex.com), PureProtein® (www.pureprotein.net), Solgar® (www.Solgar.com) and Ester-C® (www.Ester-C.com) brands.